AMENDED AND RESTATED
SCHEDULE I to the
MONEY MANAGER AGREEMENT

THIS AMENDMENT is entered into as
of September 12, 2013, between
Southeastern Asset Management, Inc.
(the Manager) and TIFF Investment
Program, Inc. for its TIFF Multi-Asset
Fund (the Fund).

RECITALS

WHEREAS, the Manager and the Fund
are parties to that certain Money
Manager Agreement dated as of June
18, 2009 (the Agreement) pursuant to
which the Manager serves as an
investment adviser to the Fund; and
WHEREAS, pursuant to Section 11 of
the Agreement, the parties hereto desire
to amend and restate Schedule I to the
Agreement to update the fee schedule.
NOW, THEREFORE, intending to be
legally bound, the parties hereto agree as
follows:
1.	Amendment.

Schedule I to the Agreement is
hereby deleted in its entirety and
replaced with the Amended and
Restated Schedule I attached
hereto.

2.	Miscellaneous.

(a)	This Amendment shall
be effective as of July 1,
2013.
(b)	Except as amended
hereby, the Agreement
shall remain in full
force and effect.
(c)	All capitalized terms
used herein and not
otherwise defined
herein shall have the
meanings ascribed to
them in the Agreement.
(d)	This Amendment may
be executed in two or
more counterparts, each
of which shall be
deemed an original, but
all of which together
shall constitute one and
the same instrument.

       IN WITNESS WHEREOF,
each party hereto has caused this
Amendment to be executed by its duly
authorized officer, as the case may be,
as of the date and year first above
written.

On behalf of the Fund by
TIFF INVESTMENT PROGRAM, INC.


By:  	/s/ Kelly A. Lundstrom

Name: 	Kelly A. Lundstrom

Title:		Vice President

On behalf of
Southeastern Asset Management, Inc.


By:		/s/ Richard Hussey

Name:  		Richard Hussey

Title:   		COO




Amended and Restated
Schedule I
Effective as of July 1, 2013
to the

Money Manager Agreement
(the Agreement) Dated as
of June 18, 2009

between

Southeastern Asset
Management, Inc. (the
Manager) and
TIFF Investment Program,
Inc. for its TIFF Multi-Asset
Fund

Fee Calculation



Compensation

As compensation for the services
performed and the facilities and
personnel provided by the Manager
to TIFF Multi-Asset Fund pursuant
to this Agreement, the Fund will pay
to the Manager a fee according to the
following formula:

Except as provided below, if
the average daily net asset
value of the Managed Assets
for the applicable month is
$100 million or less:
      1.000% per annum on
the first $50 million; and
      0.875% per annum on
the next $50 million

If the average daily net asset
value of the Managed Assets
for the applicable month is
above $100 million:
      0.750% per annum on
all assets


If the average daily net asset value of
the Managed Assets declines below
$100 million solely as a result of
market movements or investment
performance, the fee will remain at
0.750% per annum on all assets.  If
the average daily net asset value of
the Managed Assets declines below
$100 million for any other reason,
the tiered fee structure set forth
above shall apply.  The fee will be
pro-rated for any period that is less
than a full calendar month.

Capitalized terms used throughout
this schedule shall have the
meanings given to them in the
Agreement unless otherwise defined
herein.